Exhibit 5.1

Seaport West 155 Seaport Boulevard Boston, MA 02210-2600 617 832 1000 main 617 832 7000 fax

September 3, 2020

Cyclerion Therapeutics, Inc.
301 Binney Street
Cambridge, Massachusetts 02142

Re:        Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to Cyclerion Therapeutics, Inc., a Massachusetts corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a prospectus supplement dated as of the date hereof (the “Prospectus Supplement”), which supplements the Company’s prospectus dated as of July 31, 2020 forming a part of the Company’s registration statement on Form S-3, File No. 333-240095 (as amended to date, the “Registration Statement”), initially filed with the Commission on July 24, 2020 and declared effective by the Commission on July 31, 2020.

The Prospectus Supplement relates to the offer and sale by the Company of shares (the “Shares”) of the Company’s common stock, no par value per share, for an aggregate offering price of up to $50,000,000 pursuant to the terms of an Open Market Sales Agreement (the “Sales Agreement”) dated as of the date hereof between the Company and Jefferies LLC, as sales agent and/or principal.

We have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. We have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

In rendering the opinion expressed below, we have assumed that the Company will not issue or sell in the aggregate under the Sales Agreement a number of Shares that would exceed either (a) the authorized but unissued shares of Common Stock (less any shares reserved for issuance) or (b) 16,666,666 shares.

The opinions expressed below are limited to the internal laws of the Commonwealth of Massachusetts.

Cyclerion Therapeutics, Inc.
September 3, 2020

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares are issued against the Company’s receipt of the consideration therefor in accordance with the Sales Agreement, the Shares will be validly issued, fully paid and non-assessable.

This opinion is to be relied upon only in connection with the offer and sale of the Shares while the Registration Statement and any and all required post-effective amendments thereto are effective.

This opinion is being delivered solely for the benefit of the Company and such other persons as are entitled to rely upon it pursuant to applicable provisions of the Securities Act. This opinion may not be used, quoted, relied upon or referred to for any other purpose, nor may this opinion be used, quoted, relied upon or referred to by any other person, for any purpose, in each case without our prior written consent.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus Supplement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

FOLEY HOAG llp

By:	/s/ John D. Hancock
a Partner